UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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SECURITIES EXCHANGE ACT OF 1934

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PILGRIM’S PRIDE CORPORATION

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These Are Exciting Times!

by O. B. Goolsby, Jr., President and Chief Operating Officer

I am sure that by now each of you has heard that Pilgrim’s Pride has entered into an agreement to purchase all of ConAgra’s Chicken Division. This purchase includes 16 plants located in Georgia, Alabama, Tennessee, Kentucky, Arkansas, Louisiana, West Virginia, and Puerto Rico. The combination of these two organizations will form a Company with sales of $5 billion dollars and an employee base of more than 44,000 Partners. We will become the second largest producer of poultry in the U.S., with a market share of 16.3%. We will be processing in excess of 30 million chickens per week. Wow! In 1969, the year I started with Pilgrim’s Pride, the Company was processing 150,000 chickens per week, from one plant.

Growth is exciting, especially this type of growth. Many opportunities are opened in this new Company— opportunities for our Partners, our vendors, our customers, our stockholders, and our independent family farms. We were able to make this acquisition because of the dedication and hard work of you, our faithful Partners.

Your focus on improving your processes and exceeding your customers’ expectations has allowed us to grow our business at a faster rate than our competition. We have been recognized by our customers for providing high-quality products and services at a good value with outstanding service. In order for this acquisition to be successful, it is extremely important that we do not lose sight of those qualities that the customer associates with Pilgrim’s Pride: Product Development, Quality, Value, and Service. During this integration process, it will be easy to be distracted from your job. There will be questions about how this will impact you. We are in the process of defining the structure of the new Company. We have hired Bain & Company, a global consulting firm with proven expertise in multiple mergers and integration programs, to assist our management group with the integration process. We will be communicating information to you as soon as possible. In the meantime, please do not lose focus on our customers and on our Mission, which is to provide “Outstanding Customer Satisfaction . . . Every Day.”

Preparations for ConAgra Chicken Division

Acquisition Nearing Completion

Proposal to combine Class A and Class B common stock

into a new class of common stock at Stockholders Meeting

to be held in late October or early November

by Rick Cogdill, EVP, CFO, Secretary & Treasurer

At the time of this newsletter, we are in the final stages of our preparation for the acquisition of ConAgra’s Chicken Division. A lot of activity has already taken place, including:

•	Engaging Bain & Company to help us with the integration planning and execution;

•	Engaging Deloitte & Touch to help us with the employee benefit and compensation aspects of the acquisition;

•	Establishing the Integration Program Office, headed by Kenneth Patrick; and

•	A flurry of activity by various sub-teams dealing with functional specific planning for this acquisition.

In the finance and capital structure arena, we have also taken steps to better position our Company on a long-term basis, both for the acquisition and for the demands it will place on us as we double the size of our Company. These actions have included:

•	Arranging for $100 million in term financing;

•	Issuing $100 million of additional 9.625% senior unsecured notes;

•	Increasing the size of our collateralized Accounts Receivable facility from $60 million to $125 million;

•	Announcing the plan to combine our existing Class A and Class B common stock into a new class of common stock which will be traded on the New York Stock Exchange under the ticker symbol “PPC.”

The $100 million term debt will provide a portion of the financing cost of the ConAgra acquisition. The balance of the amounts required to purchase ConAgra’s Chicken Division will be made up by:

(1)	The sale of the $100 million of 9.625% senior unsecured notes we announced on August 13, 2003;

(2)	Issuing ConAgra $100 million of 10.5% subordinated notes, both of which will mature in 2011; and

(3)	Issuing ConAgra some of our common stock.

The upsizing of our Accounts Receivable credit facility to $125 million was done to provide the Company with access to additional financial liquidity sources as we contemplated doubling the size of our business.

On August 21, we announced that a special committee, comprised of our five independent directors, had unanimously approved a proposal to combine the Company’s Class A and Class B common stock into a single class of common stock to be listed on the New York Stock Exchange under the symbol “PPC” post-combination. The special committee of the Board determined that the creation of a single class of common stock is in the best interests of our Company and our stockholders. They noted that we expect to realize a number of tangible benefits through the simplification of our capital structure, including increased liquidity and trading volume, improved flexibility with respect to our future capitalraising and stock-issuance plans, and broader investor and analyst focus.

Following the stock combination, each share of existing Class A common stock, which currently carries voting rights of one vote per share, will be reclassified into one share of the new common stock; and each share of Class B common stock, which currently carries voting rights of 20 votes per share, will be reclassified into one share of new common stock. Each share of new common stock will entitle its holder to cast 20 votes per share until a change in beneficial ownership of the share occurs, at which time the share will generally be entitled to only one vote. All shares of new common stock issued after the stock combination, including the shares to be issued to ConAgra in connection with the acquisition of the ConAgra Chicken Division, will also be entitled to only one vote per share.

Following the reclassification, conversion of our existing common stocks into the new class of common stock will happen automatically. Accordingly, after the reclassification, no action will be required by any holder of our existing Class A or Class B common stock; and all stock you currently own will be able to be traded in a normal manner as it is today in the market, but under a new ticker symbol: “PPC.”

Both the issuance of the common stock to ConAgra Foods and the plan to combine our Class A and Class B common stock into a single class of common stock require us to hold a special meeting of our stockholders to vote on these transactions. We had tentatively set the special meeting date for September 26; however, this was postponed to a yet-to-be-set date in late October or early November when the Securities and Exchange Commission (SEC) notified us that they were going to review our preliminary proxy statement filed on August 22. It is important to note, however, that the SEC will only be reviewing the disclosures contained in the proxy statement, not the substance of the underlying transactions. Therefore, passage of both the stock combination and the issuance of stock to ConAgra Foods to complete the acquisition of their Chicken Division proposals is assured at the Stockholders Meeting due to the majority voting positions held by the Pilgrim family. While the prospects of a review of the proxy by the SEC was not unanticipated, it is unfortunate as it does delay the timing for both the combination of the common stocks and the completion date of the ConAgra acquisition.

Accordingly, taking this all into account, the current anticipated timing for both the combination of our Class A and Class B common stock into a new class of common stock and the completion of the ConAgra acquisition is projected to be as follows:

•	The Stockholders Meeting will likely be held in late October or early November.
•	Completion of both the stock combination and the ConAgra Chicken Division acquisition is planned shortly thereafter, in late October or early November.

Forward-Looking Statements

Statements contained herein that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production, performance, and/or marketability of the Company’s poultry products; contamination of our products, which has recently led, and can in the future lead, to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited, and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures; inability to acquire or effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Important Legal Information

Investors and security holders are urged to read the proxy statement regarding the proposed transactions when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Pilgrim’s Pride Corporation, and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed with the SEC by Pilgrim’s Pride Corporation at the SEC’s website at www.sec.gov. The proxy statement and other related documents filed with the SEC by Pilgrim’s Pride Corporation may also be obtained for free by directing a request to Pilgrim’s Pride Corporation at 110 South Texas, Pittsburg, Texas 75686. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Pilgrim’s Pride Corporation stockholders to approve the transaction at 110 South Texas, Pittsburg, Texas 75686.